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                                                           Exhibit 99.B (4)(qq)

                      VARIABLE ANNUITY PAYMENT OPTION RIDER

This rider is made a part of the Contract to which it is attached. Except as stated in this rider, it is subject to the provisions contained in the Contract. Coverage under this rider begins on the Rider Date as shown on the Contract Benefit Data pages.

This optional rider makes a variable annuity payment option available that provides variable Periodic Income Payments. Any Death Benefit option in effect prior to the Periodic Income Commencement Date will be terminated.

MAXIMUM MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE: [3.15%]

                                   DEFINITIONS

ACCESS PERIOD

The length of time selected by the Owner as shown on the Contract Benefit Data pages. The Access Period begins on the Periodic Income Commencement Date shown on the Contract Benefit Data pages. Certain Access Periods may not be allowed if this rider is elected by a beneficiary to settle a death claim.

ACCOUNT VALUE

On the Rider Date, the Contract Value under the Contract will be referred to as the Account Value. On each subsequent Valuation Date during the Access Period, the Account Value will equal the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing. At the end of the Access Period, there will no longer be an Account Value.

ANNUITANT

The person upon whose life the Periodic Income Payments will be contingent. The Contract may only have one Annuitant on and after the Rider Date. The Annuitant may not be changed on and after the Rider Date.

ANNUITY FACTOR

The Annuity Factor is based upon the age and, if applicable, sex of the Annuitant; the age and, if applicable, sex of the Secondary Life, if any; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Investment Return and when applicable, the [A2000 Individual Annuity]Mortality Table, modified].

ASSUMED INVESTMENT RETURN

The assumed return used in calculating the Periodic Income Payments. This assumed return is selected by the Owner on the Rider Date and is shown on the Contract Benefit Data pages.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)

With respect to any notice or request to LNL, this term means a written form satisfactory to LNL signed by the Owner and received at our Home Office. With respect to any notice from LNL to the Owner or any other person, this term means a written notice by ordinary mail to such person at the most recent address in our records.

LIFETIME INCOME PERIOD

The period that begins after the Access Period, provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered. This period will then continue for as long as the Annuitant is living. For a joint life payout, this period will continue for as long as the Annuitant or Secondary Life is living.

PERIODIC INCOME PAYMENT

The variable periodic income payment amounts paid under this rider to an Owner, or an Owner's


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designee. At the time this rider is elected, an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode selected is shown on the Contract Benefit Data pages. The Owner may change the Periodic Income Payment Mode once per Contract Year by sending written notice to LNL. A change to the Periodic Income Payment Mode will be effective on the next Periodic Income Commencement Date anniversary.

PERIODIC INCOME COMMENCEMENT DATE

The Valuation Date on which the Initial Periodic Income Payment under this rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data pages.

SECONDARY LIFE

The Secondary Life, if any, is the person designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The Secondary Life must be the Spouse of the Annuitant and must be the sole, primary Beneficiary. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Date and may not be changed after the Rider Date.

SURRENDER VALUE

During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge (may also be referenced as Surrender Charge) and, if applicable, any Interest Adjustment (may also be referenced as Market Value Adjustment). The Contract and this rider will terminate upon payment of the full Surrender Value.

WITHDRAWALS

Additional amounts other than Periodic Income Payments from the Account Value requested In Writing by the Owner.

                                THE ACCESS PERIOD

DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment is determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an Annuity Factor and is shown on the Contract Benefit Data pages.

DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS

Until the death of the Annuitant, or Secondary Life when applicable, the first Periodic Income Payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by the applicable Annuity Factor as of the Valuation Date of the Periodic Income Payment.

If no Withdrawals are taken, subsequent Periodic Income Payments made during a calendar year will be equal to the first Periodic Income Payment made in that calendar year until the Access Period ends. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date, less all subsequent Withdrawals, by 1000 and multiplying this result by the applicable Annuity Factor. If a Withdrawal is taken in subsequent calendar years, the next Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31, less all Withdrawals made during the current calendar year, by 1000 and multiplying this result by the applicable Annuity Factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next calendar year will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If at any time the Periodic Income Payments for the Access Period selected will not meet the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986 as amended (IRC), LNL will shorten the Access Period to a length that will increase the Periodic Income Payments to a level which


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will meet the requirements of Section 401(a)(9) of the IRC for this rider. This could require the termination of the Access Period. A change in the Access Period by LNL will be effective immediately.

At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS

Upon notification to LNL of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and this rider will terminate. If a Secondary Life was designated and is still surviving, the spouse as the sole, primary Beneficiary may elect to assume ownership of the Contract and as the Secondary Life may elect to continue Periodic Income Payments in accordance with the Variable Annuity Death Benefit Rider. Periodic Income Payments will continue for the remainder of the Access Period and then, if the Secondary Life is still alive, for the Lifetime Income Period.

Upon notification to LNL of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and this rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may continue for the remainder of the Access Period and then, if the Annuitant continues to survive, for the Lifetime Income Period.

Upon notification to LNL of a death, Periodic Income Payments may be suspended until the death claim is approved. If this Rider continues, upon approval of a death claim, as described in the Contract, a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will restart.

HOW TO CHANGE THE ACCESS PERIOD

During the Access Period and subject to LNL acceptance, the Owner may change the Access Period by Written Request once per Contract Year within the minimum and maximum periods allowed at the time of change. A change to the Access Period will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

                           THE LIFETIME INCOME PERIOD

On the last Valuation Date of the Access Period, the amount of the last Periodic Income Payment paid during the Access Period will continue to be paid for the remainder of the calendar year. This amount will be deducted on a pro-rata basis from the Fixed and/or Variable Subaccounts.

FIRST FULL CALENDAR YEAR:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in the Fixed Account as of the last Valuation Date of the Access Period, after any deduction required above, by 1000 and multiplying the result by the applicable Annuity Factor. The resulting annual amount will then be multiplied by 'A' divided by 'B', where

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period, where the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an annual effective rate of interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full


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               calendar year following the end of the Access Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

          The resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) and sex(es) of the Annuitant (and/or Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than [0%]; and the [A2000 Individual Annuity Mortality Table, modified].

          PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

          The Periodic Income Payments from the Variable Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period, after any deduction required above, by 1000 and multiplying the result by the applicable Annuity Factor based upon an annual mode and adjusted for the length of time since the end of the Access Period. The resulting annual amount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the number of Annuity Units reflecting an annual amount per Variable Subaccount. The resulting number of Annuity Units reflecting an annual amount per Variable Subaccount will then be multiplied by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period and summed. Finally, the resulting annual amount will be transferred to the General Account of LNL and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) and sex(es) of the Annuitant (and/or Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than [0%]; and the [A2000 Individual Annuity Mortality Table, modified].

SUBSEQUENT CALENDAR YEARS:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in each subsequent calendar year will be determined by multiplying the prior year's annual amount from the Fixed Account by 'A' divided by 'B', where:

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an annual effective rate of interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

     Then the resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.

     PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

     The Periodic Income Payments from the Variable Account in each subsequent calendar year will be determined by multiplying the number of Annuity Units reflecting an annual amount per Variable Subaccount by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment due in that calendar year. The resulting annual amount will be transferred to the General Account of LNL and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.


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     The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by 'C' divided by 'D', where:

          1. 'C' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

          2. 'D' is the 'Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

EFFECT OF DEATH DURING THE LIFETIME INCOME PERIOD

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract and this rider will terminate. If a Secondary Life was designated and is still surviving, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract and this rider will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

              MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

While this rider is in effect, the maximum Mortality and Expense Risk and Administrative Charge deducted from the Variable Account for the Contract and this rider is as shown above. Other riders that become part of the Contract are not included within this maximum Charge.

                                   WITHDRAWALS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal provisions and if applicable, the Contingent Deferred Sales Charge and Interest Adjustment provisions of the Contract for Withdrawals occurring prior to the Annuity Commencement Date.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. Withdrawals are not allowed after the Access Period.

                                   SURRENDERS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender provisions and if applicable, the Contingent Deferred Sales Charge and Interest Adjustment provisions of the Contract for surrenders occurring prior to the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this rider will terminate.


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                                    TRANSFERS

An Owner (or the recipient of the rights of ownership if any Owner is deceased) may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract for transfers occurring prior to the Annuity Commencement Date.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount.

Transfers from the Fixed Account to the Variable Account are not permitted after the Access Period. Transfers from the Variable Account to the Fixed Account after the Access Period may occur only on the Valuation Date of a Periodic Income Payment.

                               PERSISTENCY CREDITS

During the Access Period, Persistency Credits, if any, will be paid in to the Contract subject to the terms of the Persistency Credits provision of the Contract for credits prior to the Annuity Commencement Date.

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGES

During the Access Period, Contingent Deferred Sales Charges, if any, will be waived subject to the terms of the Waiver of Contingent Deferred Sales Charges section of the Contract for withdrawals prior to the Annuity Commencement Date.

                                     GENERAL

HOW TO TERMINATE PERIODIC INCOME PAYMENTS

The Owner may elect to terminate Periodic Income Payments under this rider by sending Written Notice to LNL and this rider will terminate. On the Valuation Date the termination of Periodic Income Payments is effective, the Account Value under this rider will be referred to as the Contract Value under the Contract.

TERMINATION OF THIS RIDER

This rider will terminate on the first of any of the following events to occur:

1.   termination of the Contract to which this rider is attached; or

2.   upon the death of Annuitant with no surviving Secondary Life; or

3.   upon the death of the Secondary Life with no surviving Annuitant; or

4. termination of the Periodic Income Payments by Written Request from the Owner.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                                        /s/ John H. Gotta
                                        ----------------------------------------
                                        President


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                             ANNUITY PURCHASE RATES
                  UNDER A VARIABLE ANNUITY PAYMENT OPTION RIDER
                        WITH A 3.0% ASSUMED INTEREST RATE
               A2000 INDIVIDUAL ANNUITY MORTALITY TABLE, MODIFIED

       DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
             PURCHASED WITH EACH $1,000 APPLIED
---------------------------------------------------------------------
                    SINGLE LIFE ANNUITIES
---------------------------------------------------------------------
           15 YEAR         20 YEAR         25 YEAR         30 YEAR
 AGE    ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD
---------------------------------------------------------------------
  60        $3.84           $3.77           $3.69           $3.59
  61        $3.90           $3.82           $3.73           $3.62
  62        $3.95           $3.87           $3.76           $3.65
  63        $4.01           $3.91           $3.80           $3.67
  64        $4.07           $3.96           $3.84           $3.70
  65        $4.13           $4.01           $3.88           $3.73
  66        $4.19           $4.06           $3.91           $3.76
  67        $4.25           $4.11           $3.95           $3.79
  68        $4.32           $4.17           $3.99           $3.83
  69        $4.39           $4.22           $4.03           $3.87
                                            $4.07
  70        $4.46           $4.27                           $3.90
  71        $4.53           $4.32           $4.11           $3.93
  72        $4.61           $4.38           $4.16           $3.95
  73        $4.68           $4.43           $4.21           $3.97
  74        $4.76           $4.48           $4.25           $3.99
  75        $4.84           $4.54           $4.30           $4.00
---------------------------------------------------------------------
                 JOINT AND FULL TO SURVIVOR ANNUITIES
---------------------------------------------------------------------
JOINT      15 YEAR         20 YEAR         25 YEAR         30 YEAR
 AGE    ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD
---------------------------------------------------------------------
  60        $3.54           $3.53           $3.50           $3.45
  61        $3.59           $3.57           $3.53           $3.48
  62        $3.63           $3.61           $3.57           $3.51
  63        $3.68           $3.66           $3.61           $3.55
  64        $3.74           $3.70           $3.65           $3.58
  65        $3.79           $3.75           $3.69           $3.61
  66        $3.84           $3.80           $3.73           $3.65
  67        $3.90           $3.85           $3.77           $3.69
  68        $3.96           $3.90           $3.81           $3.73
  69        $4.03           $3.96           $3.86           $3.77
  70        $4.09           $4.01           $3.91           $3.80
  71        $4.16           $4.07           $3.95           $3.84
  72        $4.23           $4.12           $4.01           $3.87
  73        $4.30           $4.18           $4.06           $3.89
  74        $4.38           $4.25           $4.12           $3.91
  75        $4.46           $4.31           $4.17           $3.94

       AGE ADJUSTMENT TABLE
---------------------------------
YEAR OF BIRTH   ADJUSTMENT TO AGE
---------------------------------
  Before 1940           0
   1940-1949           -1
   1950-1959           -2
   1960-1969           -3
   1970-1979           -4
   1980-1989           -5
   1990-1999           -6
   2000-2009           -7
   2010-2019           -8


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